Exhibit 10.6

**Lease Agreement

Both parties agree to comply with and fulfill the following terms:

1. The owner and the tenant agree to lease and rent the property located at 1-33 Tsing Yi Cheung Lung Road, Tsing Yi Industrial Centre, Phase 2, BLOCK E, 2/F, E8. (hereinafter referred to as “the Property”) according to the terms of this agreement.

2. The lease term is two years, starting from August 20, 2023 (effective date) and ending on August 19, 2025. During the lease term, in the event of a third party acquiring the entire property, the owner must notify the tenant two months in advance to terminate the lease, and no compensation is required from either party.

3. The property must be used for warehouse purposes.

4. The rent for the property is HKD 19,185.00 per month, which includes land rent and rates, and the management fee collected is HKD 2,815.00 per month, totaling HKD 22,000.00 per month. The tenant is responsible for paying water, electricity, and other expenses. All rent and management fees must be paid in advance. If there is an increase in management fees during the first year of the agreement, the owner may adjust the collected management fees from the second year (starting August 20, 2024) by the amount of the increase in management fees from the first year of the agreement.

5. The owner is responsible for paying the property tax related to the property.

6. The tenant must pay a deposit equal to two months’ rent and management fees, amounting to HKD 44,000.00, as a guarantee for the tenant’s compliance with the terms of this lease. If the tenant does not violate any terms of this agreement during the lease period, the owner will return the deposit without interest after reclaiming the vacant property or any outstanding amounts owed by the tenant (whichever is later). However, if the tenant violates any terms of this agreement, the lease will be terminated; the owner may forfeit the entire deposit. The owner’s right to forfeit the deposit does not affect the owner’s right to take any other legal action to recover all losses resulting from the tenant’s breach of contract.

7. The tenant must pay the specified rent on the 1st day of each month during the lease term and issue a 12-month check to the owner. Subsequently, before the start of each new lease year, the tenant must issue another 12-month check to the owner. If the tenant fails to pay the rent within seven days of the due date, the owner has the right to take appropriate action to recover the rent owed, along with any costs and expenses incurred, which will constitute a debt owed by the tenant to the owner. The owner has the right to recover all amounts owed from the tenant.

8. The tenant may not assign, sublet, or share the property or any part thereof, nor grant occupancy rights to any other person. The rights to this lease shall be owned personally by the tenant.

9. The tenant must comply with all laws, regulations, and rules of Hong Kong and the terms of the deed related to the building to which the property belongs. The tenant must not violate any restrictive covenants contained in the land grant for the property.

10. The tenant must pay all water, electricity, gas, telephone, and other similar miscellaneous expenses related to the property during the lease term.

11. The tenant must maintain the interior condition of the property in good order during the lease term (except for normal wear and tear and damages resulting from existing defects). If the tenant has made any alterations to the unit, they must restore the property to its original condition as delivered by the owner at the end of the lease term

12. If the tenant constructs any facilities or makes changes to the structure of the property, resulting in a violation of the law and facing prosecution by the Buildings Department or other government agencies, the tenant must actively carry out the necessary repairs as required by law, at the tenant’s own expense. Otherwise, the owner has the right to reclaim the property early (without any compensation) to carry out the repairs, and the costs will be deducted from the deposit. If the deposit is insufficient, the tenant must compensate the owner for the difference. If there are any fines imposed by the court for failing to complete the repairs on time, the tenant will bear the costs

13. If the tenant pays the rent and miscellaneous fees on time and does not violate any terms of this agreement, the owner shall not interfere with the tenant’s enjoyment of the property during the lease term

14. The tenant will receive one set of keys for the main door and mailbox from the owner. Upon moving out, the tenant must return all keys to the owner. If any keys are lost, the tenant must replace them without objection

15. This lease agreement is made in two copies, and both the owner and the tenant will keep one copy as evidence. Both parties are responsible for the stamp duty related to this agreement, each paying half of the cost. Any matters not fully covered in this lease agreement shall be handled in accordance with Hong Kong’s new rental laws

The landlord confirms and accepts the binding nature of all terms in this agreement:

HK ID no:

1. D627680(7)

2. D627680(7)

3. K289225(1)

4. K193417(1)

The tenant confirms and accepts the binding nature of all terms in this agreement:

Here We Seoul Limited

HKID#: Z851768(2)

Business Registration No : 62462977